EXHIBIT 99.1

PREMIERWEST EXPANDS EXECUTIVE MANAGEMENT TEAM; MOVES FORWARD WITH EXECUTIVE TRANSITIONS

Medford, OR, April, 14, 2008 – PremierWest Bancorp (NASDAQ: PRWT) announced today the expansion of its executive management team. Michael D. Fowler has joined PremierWest as Executive Vice President & Chief Financial Officer of Bancorp and its subsidiary, PremierWest Bank. In addition, T. Joe Danelson will join PremierWest, effective April 21, 2008 as Executive Vice President & Chief Banking Officer of its subsidiary, PremierWest Bank.

Mr. Fowler is an experienced financial executive having earned a Master of Business Administration with an emphasis in accounting and finance, and a Bachelor of Science degree from the University of Utah. Mr. Fowler initially worked at Northwest Energy Company until 1984 when he joined First Interstate Bank of Utah as its Executive Vice President and Chief Financial Officer. He left banking in 1989 with the regional consolidation of First Interstate Bank and worked as Chief Financial Officer for a number of publicly traded Utah companies before relocating to Portland, Oregon in 2001. Since 2003, Mr. Fowler has worked for a national executive services firm with offices in 35 cities and over 450 partners. His assignments have ranged from strategic planning to interim chief financial officer positions, which have drawn on his extensive background in risk management, merger and acquisitions, SEC reporting and investor relations.

Mr. Danelson, most recently Regional President of the Oregon/Coast Region for U.S. Bank, joins PremierWest with 25 years banking experience, the past 21 years with U.S. Bank. Mr. Danelson earned a Bachelor of Science in Agricultural Business at Montana State University and a Master of Business Administration from Colorado State University. He is a graduate of the Western Agricultural School at Washington State University and a graduate of Pacific Coast Banking School at the University of Washington. Mr. Danelson is very familiar with Southern Oregon and Northern California having served first as a Relationship Manager, then Business Banking Team Leader and finally as Regional President at U.S. Bank until late 2006 when he relocated to Salem, Oregon. Mr. Danelson has been very active in the community both in Medford and currently in Salem.

The addition of Mr. Fowler to the executive management team will allow Tom Anderson, Bancorp’s current Chief Financial Officer, to assume the position of Executive Vice President & Chief Administrative Officer. Mr. Fowler will assume the finance and accounting, and investor relations duties. In his new role, Mr. Anderson will retain direct supervision of the company’s information technology, deposit operations, and loan operations functions and assume responsibility for the human resource area. Mr. Anderson will work closely with Senior Executive Vice President & Chief Operating Officer, Rich Hieb in this transition. Mr. Hieb will remain in his current position and focus on strategic opportunities, risk management and oversight of operations. Transitioning of responsibilities to Mr. Anderson will permit Mr. Hieb to move to a reduced schedule over the next year. Fowler and Anderson will report to Jim Ford, President of PremierWest Bank. Mr. Danelson will also report to Jim Ford, and his responsibilities will initially include the entire bank’s branch banking activities in Oregon and California. In addition, he will have responsibility for PremierWest’s Mortgage Division, and its two subsidiaries, Premier Finance Co. and PremierWest Investment Services, Inc.

Jim Ford, President of Bancorp, stated, “These planned changes in responsibilities, combined with the addition of Mike and Joe strengthens PremierWest Bancorp’s executive management team, positions us well for a future transition of leadership and allows for growth well past the $1.5 billion mark in line with the goal of becoming a high performing community bank in our two State territory.” Ford continued, “We are very fortunate to have found someone with Mike’s depth of experience to lead our accounting, finance and investor relations functions, freeing Tom to work closer with Rich and focus his full time efforts on our support teams as we continue to grow.” Ford went on to state, “Joe is an excellent addition to the PremierWest executive team. His hands on experience with customers and lenders will serve to strengthen the customer experience at PremierWest. Joe has proven banking skills which I expect will continue to improve our delivery channels.”

John Anhorn, PremierWest’s Chief Executive Officer, will continue in his current position and responsibilities and, with the strengthening of the executive management team, will reduce his current full-time commitment, starting in the third or fourth quarter of this year, and focus on strategic initiatives. Anhorn commented, “The strong team we have assembled will allow Rich and me to move forward with our previously announced plans of focusing primarily on strategic growth opportunities.”